UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2022

REPLIMUNE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38596	82-2082553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Unicorn Park Drive

Woburn, MA 01801

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 222-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	REPL	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On October 6, 2022 (the “Closing Date”), Replimune Group, Inc. (the “Company”) and certain subsidiaries of the Company (collectively, the “Borrowers”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Capital, Inc. (“Hercules”), in its capacity as administrative agent and collateral agent (the “Agent”) and as a lender, and certain other financial institutions that from time to time may become parties to the Loan Agreement as lenders (collectively, the “Lenders”). The Loan Agreement provides for term loans in an aggregate principal amount of up to $200.0 million under multiple tranches (the “Term Loan Facility”), available to be drawn during the specified time period at the Borrowers’ option, which includes (i) an initial term loan advance of $30.0 million on the Closing Date with an additional $30.0 million available to be drawn on or prior to September 30, 2023, (ii) subject to the Borrower achieving certain performance milestones, additional term loan advances in an aggregate principal amount of up to $115.0 million during the term of the Term Loan Facility, and (iii) subject to approval by the applicable Lenders’ investment committees in their discretion, up to two term loan advances in an aggregate principal amount of up to $25.0 million, on or prior to the end of the interest-only period referred to below. The Borrowers have agreed to use the proceeds of the Term Loan Facility for working capital and general corporate purposes.

The Term Loan Facility will mature on October 1, 2027 (the “Maturity Date”). The outstanding principal balance of the Term Loan Facility bears interest payable in cash at a floating rate per annum equal to the greater of (i) 7.25% and (ii) the sum of the Prime Rate (which is capped at 7.25%) and 1.75%. In addition, the principal balance of the Term Loan Facility will bear “payment-in-kind” interest at the rate of 1.50% (“PIK Interest”), which PIK Interest will be added to the outstanding principal balance of the Term Loan Facility on each interest payment date. Accrued interest is payable monthly following the funding of each term loan advance.

The Borrowers may make payments of interest only, without any loan amortization payments, for a period of forty-eight (48) months following the Closing Date, which interest-only period may be extended to (i) the date which is fifty-four (54) months following the Closing Date if certain performance milestones have been achieved, and (ii) the Maturity Date if certain additional performance milestones have been achieved. At the end of the interest-only period, the Borrowers are required to begin repayment of the outstanding principal of the Term Loan Facility in equal monthly installments (or, in a single installment, if the interest-only period has been extended to the Maturity Date).

The Loan Agreement contains customary facility fees, events of default and representations, warranties and affirmative and negative covenants, including a financial covenant requiring the Borrowers to maintain certain levels of cash in accounts subject to a control agreement in favor of the Agent (the “Unrestricted Cash”) at all times commencing on January 1, 2024. In addition, the Loan Agreement also contains a financial covenant that beginning on the later of (i) July 1, 2024 and (ii) the date on which the aggregate outstanding principal amount of the Term Loan Facility is equal to or greater than $100.0 million, the Borrowers are required to satisfy one of the following requirements: (1) achieve a minimum amount of trailing three-month net product revenue tested on a monthly basis, (2) maintain a market capitalization in excess of $1.2 billion and Unrestricted Cash in an amount no less than 50% of the outstanding amount under the Term Loan Facility, or (3) maintain Unrestricted Cash in an amount no less than 85% of the outstanding amount under the Term Loan Facility.

The Company plans to file the Loan Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2022, and intends to seek confidential treatment for the Loan Agreement. The foregoing description of the Loan Agreement is qualified in its entirety by reference to the complete text of the Loan Agreement when filed.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On October 7, 2022, the Company issued a press release regarding the Loan Agreement, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this Item 7.01 and the accompanying Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	News Release dated October 7, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIMUNE GROUP, INC.

Date: October 7, 2022	By:	/s/ Jean Franchi
Jean Franchi
Chief Financial Officer